Exhibit 5.2

SÃO PAULO R. Hungria, 1.100 01455-906 São Paulo - SP t. +55 (11) 3247 8400	RIO DE JANEIRO R. Humaitá, 275 16° andar 22261-005 Rio de Janeiro - RJ t. +55 (21) 2506 1600	BRASÍLIA SAFS. Quadra 2 Bloco B Ed. Via Office - 3° andar 70070-600 Brasília - DF t. +55 (61) 3312 9400	PALO ALTO 228 Hamilton Avenue, 3rd floor CA 94301 USA t. +1 650 798 5068	TÓQUIO 1-6-2 Marunouchi, Chiyoda-ku, 21st floor 100-0005 Tokyo - Japan t. +81 (3) 3216 7191

São Paulo, November 30, 2021.

NU HOLDINGS LTD.

Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands

Re: Nu Holdings Ltd.

Ladies and Gentlemen,

1.    We are attorneys-at-law qualified to practice in the Federative Republic of Brazil (“Brazil”) and have been asked to provide this legal opinion, acting as Brazilian counsel to Nu Holdings Ltd. (“Company”), in connection with the offering by the Company of its Class A ordinary shares, including in the form of Brazilian Depositary Receipts, or “BDRs”, each representing 1/6th of a Class A ordinary share, under the registration statement, as amended, on Form F-1, provided to us and as filed by the Company with the United States Securities and Exchange Commission (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.    We have not undertaken any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York or the Cayman Islands and do not express or imply any opinion on such laws.

3.    In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. In addition, we have assumed the due authorization, execution and delivery of the agreements by each of the parties thereto (other than the Company), the performance of which is within the capacity and powers of each of them (other than the Company). We have relied, as to factual matters, on the documents we have examined, including, without limitation, the representations, warranties, covenants and certificates of officers of the Company contained in or delivered to Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., NuInvest, Allen & Company LLC, HSBC Securities (USA) Inc., UBS Securities LLC, Nomura Securities International, Inc., KeyBanc Capital Markets Inc., Nau Securities,

Numis Securities Inc., Susquehanna Financial Group, LLLP and Sanford C. Bernstein & Co., LLC (together, the “International Underwriters”) and to Nu Invest Corretora de Valores S.A., Goldman Sachs do Brasil Banco Múltiplo S.A., Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A., Banco HSBC S.A., UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A. and Banco Safra S.A. (together, the “Brazilian Underwriters”) in connection with the agreements, and we have not carried out an independent investigation in respect of such factual matters.

4.    Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that, when (a) the price at which the Class A ordinary shares to be sold by the Company has been approved by the Pricing Committee of the Board of Directors of the Company and, consequently, the price per BDR has been defined; (b) the Class A ordinary shares to be sold by the Company have been issued, delivered against payment therefore and deposited, free and clear of any encumbrance, with The Bank of New York Mellon, as custodian; and (c) the BDRs have been issued by Banco Bradesco S.A., or the “BDR Depositary”, pursuant to the deposit agreement between the Company and the BDR Depositary, the BDRs will be validly issued, fully paid and non-assessable.

5.    The statements under the captions “Enforceability of Civil Liabilities – Brazil” and “Taxation – Brazilian Tax Considerations” in the Registration Statement, to the extent that they constitute statements of Brazilian law, are accurate in all material respects and such statements constitute our opinion.

6.    We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the captions “Legal Matters” and “Enforceability of Civil Liabilities”. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

7.    This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

8.    This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Pinheiro Neto Advogados
BY	PINHEIRO NETO ADVOGADOS